EXHIBIT 99.1
ANCESTRY.COM INC. REPORTS STRONG 2010 FIRST QUARTER
— Ancestry.com Subscriber Growth of 26% Year-Over-Year —
— Total Revenue Up 21% Year-Over-Year —
— Raises FY 2010 Outlook —
PROVO, Utah, April 29, 2010 — Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the quarter ended March 31, 2010.
“We are off to an excellent start to 2010, giving us visibility to growth rates that should exceed our prior expectations for the year,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “The core Ancestry.com business displayed good momentum, with strong subscriber addition trends throughout the quarter, which were further lifted at quarter’s end by the successful NBC family history series Who Do You Think You Are?. Importantly, the quality of our subscriber base appears to be solid, evidenced by our second sequential quarter of decreased monthly churn and encouraging trends in engagement. As we continue to build the business in 2010, we are focusing on activities designed to enhance the subscriber’s experience, including enhancement of our content collection, site functionality and user tools.”
Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,212,000 as of March 31, 2010, a 26% increase over Q1 2009 and a 14% increase over Q4 2009.

•	Subscriber additions were 279,000 in Q1 2010, a 48% increase over Q1 2009 and a 69% increase over Q4 2009, driven by the success of marketing programs throughout the quarter and supported by the launch of Who Do You Think You Are? late in the quarter.

•	Monthly Subscriber Churn[1] decreased to 3.3% in Q1 2010, compared to 4.3% in Q1 2009 and 3.6% in Q4 2009.

•	Subscriber acquisition cost[2] in Q1 2010 was $69.57, compared to $62.23 in Q1 2009 and $85.21 in Q4 2009.

•	Average Monthly Revenue per Subscriber[3] in Q1 2010 was $16.70, compared to $16.46 in Q1 2009 and $16.67 in Q4 2009.
First Quarter 2010 Financial Highlights
Total revenue for the first quarter of 2010 was $64.4 million, an increase of 21.0% over $53.2 million in the prior year period, driven by growth in our core Ancestry.com Web sites of 23.4%.
Operating income for the first quarter of 2010 was $7.6 million, compared to $6.6 million in the prior year period.
Adjusted EBITDA4 for the first quarter of 2010 was $17.0 million, compared to $16.5 million in the first quarter of 2009. Adjusted EBITDA margin for the first quarter of 2010 was 26.4%, compared to 31.0% in the first quarter of 2009. As anticipated, the decrease in adjusted EBITDA margin was due to the timing delay between marketing expenditures related to Who Do You Think You Are? and revenue recognition for new subscribers generated by the program.
Net income was $4.0 million, or $0.08 per fully diluted share, for the first quarter of 2010 compared to $3.5 million, or $0.09 per fully diluted share, in the first quarter of 2009.
Free cash flow5 totaled $11.4 million in the first quarter of 2010 compared to $8.0 million in the prior year period.
Balance sheet As of March 31, 2010, cash, cash equivalents, and short-term investments were $128.0 million and total debt was $97.2 million.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter. To arrive at monthly churn, we divide the results by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by total subscriber additions in the period.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the period from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the period, divided by the number of months in the period. The average number of subscribers for the period is calculated by taking the average of the beginning and ending number of subscribers for the period.

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

[5]	Free cash flow subtracts from adjusted EBITDA capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense.

Business Outlook
The Company’s financial and operating expectations for the second quarter and full year 2010 are as follows:
Second Quarter 2010
•	Revenue in the range of $70.0 to $72.0 million

•	Adjusted EBITDA in the range of $20.0 to $22.0 million

•	Ending subscribers of approximately 1,280,000
Full Year 2010
•	Revenue in the range of $275 to $280 million (increased from the previously expected range of $250 to $255 million)

•	Adjusted EBITDA in the range of $90 to $95 million (increased from the previously expected range of $83 to $85 million)

•	Ending subscribers in the range of 1,280,000 to 1,300,000 (increased from the previously expected range of 1,200,000 to 1,225,000)
Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). A live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 888-686-9705 (within the United States), or 913-312-1432 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available approximately two hours after the call has ended and will be available through Thursday, May 6, 2010. To access the replay, dial 888-203-1112 (within the United States), or 719-457-0820 (international callers) and enter the replay passcode 6447851. The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.
Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock based compensation and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.
Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance. We also use adjusted EBITDA and have used free cash flow as factors when determining management’s incentive compensation.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, has digitized and put online over four billion records over the past 13 years. Ancestry users have created nearly 16 million family trees containing over 1.6 billion profiles. Ancestry.com has local Web sites directed at nine countries, including its flagship Web site at http://www.ancestry.com.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” or “continue” or the negative of these terms or other comparable terminology. These statements include statements describing our subscriber base, our activities to enhance subscribers’ experience and our business outlook. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Factors that could materially affect actual results, levels of activity, performance or achievements, and our ability to execute on our business strategy include those listed under the caption “Risk Factors” of the Ancestry.com Annual Report on Form 10-K for the year ended December 31, 2009.
We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Ancestry.com Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2009	2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,941	$97,666
Restricted cash	2,181	2,252
Short-term investments	33,331	30,315
Accounts receivable, net	5,860	5,208
Income tax receivable	2,017	473
Deferred income taxes	8,797	8,797
Prepaid expenses and other current assets	5,380	3,871

Total current assets	124,507	148,582
Property and equipment, net	19,430	17,973
Content database costs, net	49,650	50,609
Intangible assets, net	41,484	37,805
Goodwill	285,466	285,466
Other assets	2,811	2,538

Total assets	$523,348	$542,973

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,877	$7,743
Accrued expenses	18,850	21,916
Escrow liability	1,763	1,819
Deferred revenues	69,711	84,145
Current portion of long-term debt	28,416	28,445

Total current liabilities	125,617	144,068
Long-term debt, less current portion	71,609	68,722
Deferred income taxes	30,117	28,967
Other long-term liabilities	1,115	1,115

Total liabilities	228,458	242,872
Commitments and contingencies
Stockholders’ equity:
Common stock	42	42
Additional paid-in capital	272,513	273,732
Accumulated other comprehensive loss	(41)	(11)
Retained earnings	22,376	26,338

Total stockholders’ equity	294,890	300,101

Total liabilities and stockholders’ equity	$523,348	$542,973

Ancestry.com Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	3 Months Ended
	March 31, 2009	March 31, 2010
	(Unaudited)
Revenues:
Subscription revenues	$49,184	$59,560
Product and other revenues	4,049	4,861

Total revenues	53,233	64,421
Costs of revenues:
Cost of subscription revenues	9,756	11,501
Cost of product and other revenues	1,514	1,494

Total cost of revenues	11,270	12,995

Gross profit	41,963	51,426
Operating expenses:
Technology and development	8,856	9,927
Marketing and advertising	14,921	22,446
General and administrative	7,563	7,742
Amortization of acquired intangible assets	4,058	3,679

Total operating expenses	35,398	43,794

Income from operations	6,565	7,632
Interest expense	(1,841)	(1,216)
Interest income	131	63
Other income, net	8	9

Income before income taxes	4,863	6,488
Income tax expense	(1,360)	(2,526)

Net income	$3,503	$3,962

Net income per common share
Basic	$0.09	$0.09

Diluted	$0.09	$0.08

Weighted average common shares outstanding
Basic	38,226,190	42,458,850

Diluted	39,138,631	47,454,170

Reconciliation of adjusted EBITDA and free cash flow to net income:
Net Income	$3,503	$3,962
Interest expense, net	1,710	1,153
Income tax expense	1,360	2,526
Depreciation expense	2,643	2,864
Amortization expense	5,770	5,513
Stock-based compensation	1,526	1,004
Other income, net	(8)	(9)

Adjusted EBITDA	$16,504	$17,013

Capitalization of content database costs	(1,786)	(2,792)
Purchase of property and equipment	(2,605)	(1,407)
Cash paid for interest	(4,028)	(1,001)
Cash paid for income taxes	(37)	(403)

Free cash flow	$8,048	$11,410

Ancestry.com Inc.
Other Data

	March 31,	June 30,	September 30,	December 31,	March 31,
	2009	2009	2009	2009	2010
Total Subscribers	959,411	990,959	1,028,180	1,066,123	1,211,978
Subscriber additions	188,561	160,394	159,795	165,241	279,100
Monthly churn	4.3%	3.8%	3.6%	3.6%	3.3%
Subscriber acquisition cost	$62.23	$73.27	$70.55	$85.21	$69.57
Average monthly revenue per subscriber	$16.46	$16.42	$16.48	$16.67	$16.70

   For more information:

Investors:	Media:
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
Corey Kinger	Ray Yeung / Jo Anne Barrameda
(212) 986-6667	(212) 986-6667
investorrelations@ancestry.com	yeung@braincomm.com / barrameda@braincomm.com